UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
   Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

           Date of Report (Date of earliest reported): August 28, 2006

                             THOMAS EQUIPMENT, INC.
               (Exact name of registrant as specified in charter)

             Delaware                 333-44586               58-3565680
             --------                 ---------               -----------
   (State or other jurisdiction      (Commission             (IRS Employer
         of incorporation)           File Number)          Identification No.)


                 1818 North Farwell Avenue, Milwaukee, WI 53202
                 ---------------------------------------- ------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (312) 224-8812

                                   Copies to:
                             Gregory Sichenzia, Esq.
                              Thomas A. Rose, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                              Phone: (212) 930-9700
                               Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial
          Obligation or an Obligation under an Off-Balance Sheet Arrangement.

      Federal Partners, L.P. ("Federal"), owns 7,400 shares of Series A Convertible Preferred Stock ("Preferred Stock") of Thomas Equipment, Inc. (the "Company"). On August 28, 2006, Thomas was notified that as a result of the Company's wholly-owned subsidiary Thomas Equipment 2004, Inc. seeking creditor protection in Canada, Federal was exercising the right of redemption under the Preferred Stock. Pursuant to the Certificate of Designation for the Preferred Stock, upon a redemption of the Preferred Stock the Company is required to redeem such shares of Preferred Stock in cash for an amount equal to 110% of the stated value of the Preferred Stock, plus accrued and unpaid dividends and all other amounts due to the holder, payable within 10 trading days of the notice of redemption. The stated value of the shares of Preferred Stock held by Federal is $7,400,000, which would require a payment of $8,140,000, plus accrued and unpaid dividends and all other amounts due to the holder. The Company has advised Federal that it does not currently have the resources with which to pay the redemption amount.


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

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       THOMAS EQUIPMENT, INC.

Date:  August 31, 2006                 /s/ JAMES E. PATTY
                                       ------------------
                                       James E. Patty,
                                       CEO


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